News Release

Contacts:
FormFactor, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer and	Investor Relations
Senior Vice President of Operations	(415) 399-9345
(925) 456-3911

FormFactor, Inc. Announces 2004 Second Quarter Financial Results

Quarterly Revenues of $43.2 million, up 16% sequentially and up 95% year over year and EPS of $0.17.

FormFactor also announces adjustments to amortization of non-cash deferred stock-based compensation in current and prior periods

LIVERMORE, CA — July 20, 2004 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the second quarter of fiscal year 2004, ended June 26, 2004. Quarterly revenues were $43.2 million, up 16% from $37.1 million in the first quarter of fiscal year 2004, and up 95% from $22.1 million for the second quarter of fiscal year 2003.

Operating income for the second quarter of fiscal year 2004 was 25.3% of revenues, up from 22.0% for the first quarter of fiscal year 2004, and up from 7.0% for the second quarter of fiscal year 2003.

Net income for the second quarter of fiscal year 2004 was $6.8 million or $0.17 per share on a fully diluted basis, compared to $5.1 million or $0.13 per share on a fully diluted basis for the first quarter of fiscal year 2004, and $1.0 million or $0.03 per share pro forma fully diluted for the second quarter of fiscal year 2003.

Pro forma earnings per share have been adjusted for the three months ended June 28, 2003 assuming the initial public offering and subsequent follow on offering had occurred at the beginning of fiscal year 2003. The pro forma earnings per share reflect the conversion of all redeemable convertible preferred stock to common stock, and the issuance of the common shares issued in the initial public offering and follow on offering. The Company believes the pro forma earnings per share presentation represents a meaningful alternative basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.

On a GAAP fully diluted basis, net income for the second quarter of fiscal year 2003 was $0.00 per share.

Bookings of $51.3 million for the second quarter of fiscal year 2004 increased 2% from $50.0 million for the first quarter of fiscal year 2004 and were up 101% from $25.5 million for the second quarter of fiscal year 2003.

Igor Khandros, President and CEO of FormFactor stated, “We see continuing strength in demand as our customers are rapidly ramping FormFactor’s technologies and products affording our customers capacity expansions at the lowest cost of ownership. We experienced strong demand momentum for our high parallelism Flash memory test devices. In the first half of 2004 we also have seen strong evidence that the memory industry is becoming a clear adopter of wafer level final test. Demand for fully tested unpackaged die is increasing consistently and strongly as DRAM and Flash devices continue to find application in digital consumer products differentiated by low power and small form factors.”

The Company also announced that it is restating its fiscal 2001 through Q1 of 2004 results to reflect an adjustment to the amortization schedule of deferred stock-based compensation recorded in connection with its June 2003 initial public offering. In connection with this adjustment, the Company is reclassifying a portion of the stock-based compensation expenses from operating expenses to cost of revenues and has revised its provision for income taxes accordingly. The aggregate amount of deferred stock-based compensation initially recorded remains unchanged.

The adjustment to the amortization schedule relates to pre-IPO “refresh” stock option grants issued in 2001 and 2002. These option grants were designed to add an additional year on to the vesting period of the employees’ existing option grant. This provides employees with consistent option compensation following full vesting of their original option grants, which generally occurs four years after grant. In connection with its IPO, FormFactor recorded $8.3 million of deferred stock-based compensation for these “refresh grants” to be amortized over their future one year vesting period. During the second quarter of 2004, FormFactor’s independent auditors indicated that deferred stock based compensation relating to these “refresh” grants should have been amortized from the date of grant through the vesting period rather than during the vesting period. At the recommendation of its audit committee, FormFactor disclosed the matter to the SEC, Office of the Chief Accountant, to report and confirm that the amortization should begin from the grant date. The adjustment will result in higher stock based compensation expense for fiscal 2001 through fiscal 2004, and lower stock-based compensation expense in fiscal 2005 through fiscal 2007 related to these refresh grants.

Net income, operating income, gross margin information and per share amounts in this press release for the current quarter as well as for the first quarter of 2004 and the second quarter of 2003 reflect these changes. These changes are also reflected in the Company’s 2003 Form 10-K/A and first quarter 2004 Form 10-Q/A filed today with the Securities and Exchange Commission.

The Company has posted its revenue breakdown by region and market segment, a comparative analysis of the adjustment to the amortization schedule of deferred stock based compensation and a Q&A section on the investor relations section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the investor relations section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until July 24, 2004 at 9:00 p.m. PDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 754133.

About FormFactor:

FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technology, including its MicroSpring interconnect technology and proprietary design processes, which enables FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s Web site at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, future growth and the performance of our products. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and 90 nanometer technology nodes and to 300mm fabrication facilities; the performance and market acceptance of the Company’s new products or technologies; the implementation of volume production of the Company’s new products; changes in semiconductor manufacturers’ test strategies toward wafer-level test, test budgets, equipments or processes; the Company’s ability to add manufacturing capacity; and the Company’s relationships with customers and companies that manufacture semiconductor test equipment. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement is contained in the Company’s Form 10-Q for the period ending March 27, 2004, filed with the Securities and Exchange Commission (“SEC”), and subsequent filings. Copies of filings made by the Company with the SEC are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
PRO FORMA vs. GAAP RESULTS
(in thousands, except per share data)
(Unaudited)

A reconciliation of the denominator used in calculating pro forma fully diluted earnings per share is as follows:

Three Months Ended
June 28,
2003
(in thousands, except per share amounts)	(As restated) (1)
Net Income	$1,032
Weighted-average shares outstanding, diluted	31,358
Adjustment to reflect the IPO and secondary offering shares as if they had been outstanding since the beginning of 2002	7,414
Pro forma weighted-average shares outstanding, diluted	38,772
Reported net income per share diluted as restated	$0.03
Reported net income per share diluted restated pro forma	$0.03

(1) Restated net income and net income per share pro forma have been reduced by $255,000 and $0.01 from amounts previously reported.

FORMFACTOR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 26, 2004	June 28, 2003	June 26, 2004
(In thousands, except per share data)	(As restated) (1)		(As restated) (1)
Revenues	$22,094	$43,154	$40,763	$80,272
Cost of revenues	11,469	20,158	21,269	38,184
Stock-based compensation	150	157	288	312

Gross margin	10,475	22,839	19,206	41,776

Operating expenses:
Research and development	3,831	4,516	7,356	8,865
Selling, general and administrative	4,478	6,862	8,491	12,736
Stock-based compensation	623	564	1,259	1,116

Total operating expenses	8,932	11,942	17,106	22,717

Operating income	1,543	10,897	2,100	19,059
Interest income	174	572	336	1,105
Interest expense	(14)	—	(27)	—
Other income (expense), net	(29)	(247)	(49)	(642)

	131	325	260	463
Income before income taxes	1,674	11,222	2,360	19,522
Provision for income taxes	(642)	(4,466)	(905)	(7,663)

Net income	$1,032	$6,756	$1,455	$11,859

Net income per share:
Basic (2)	$0.00	$0.18	$0.00	$0.32

Diluted (2)	$0.00	$0.17	$0.00	$0.29

Weighted-average number of shares used in per share calculations:
Basic	10,894	37,381	7,725	37,308

Diluted	31,358	40,609	30,169	40,388

Notes to Consolidated Statements of Income

(1)	Restated net income and net income per share diluted for the three months ended June 28, 2003 have been reduced by $255,000 and $0.01 from amounts previously reported.

Restated net income and net income per share diluted for the six months ended June 28, 2003 have been reduced by $531,000 and $0.01 from amounts previously reported.

(2)	Net income per share for the three and six months ended June 28, 2003 have been restated in accordance with EITF Issue No. 03-06 “Participating Securities and the Two Class Method” under FAS Statement 128 “Earnings per Share”. EITF Issue No. 03-06 is effective for fiscal periods beginning after March 15, 2004. Under this method all of the net income for these periods was allocable to the redeemable convertible preferred stock in accordance with the dividend rights. All of the redeemable convertible preferred stock was converted to common stock in connection with the Company’s IPO in June 2003. Accordingly there was no impact on earnings per share for 2004.

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 27,	June 26,
	2003	2004
	(As restated)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$116,305	$73,310
Marketable securities	62,965	101,354
Accounts receivable, net of allowance for doubtful accounts of $103 in 2003 and $98 in 2004	19,698	34,168
Inventories, net	8,025	9,605
Deferred tax assets	2,825	2,773
Prepaid expenses and other current assets	2,744	2,507

Total current assets	212,562	223,717
Restricted cash	2,550	2,550
Property and equipment, net	20,495	38,315
Deferred tax assets	1,202	1,202
Other assets	356	331

Total assets	$237,165	$266,115

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,579	$15,138
Accrued liabilities	10,134	13,381
Deferred revenue and customer advances	1,005	1,564

Total current liabilities	21,718	30,083
Deferred revenue and customer advances	433	314

Total liabilities	22,151	30,397

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value	37	38
Additional paid in capital	226,592	233,567
Notes receivable from stockholders	(661)	—
Deferred stock-based compensation, net	(7,902)	(6,131)
Accumulated other comprehensive income	(4)	(567)
Accumulated earnings (deficit)	(3,048)	8,811

Total stockholders’ equity	215,014	235,718
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$237,165	$266,115